Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. TO EXTEND FILING DATE OF 2004 ANNUAL REPORT ON FORM 10-K

GLENDALE, Calif., March 18, 2005 —  IHOP Corp. (NYSE: IHP) today announced that it will file with the Securities and Exchange Commission (SEC) a Form 12b-25 for a 15-day extension of the March 18, 2005 filing deadline for its 2004 Annual Report on Form 10-K.  The Company currently anticipates filing its 2004 Annual Report on Form 10-K on or before April 1, 2005.

As with many other companies in the restaurant and retail industries, the Company needs additional time to evaluate its lease accounting practices.  Specifically, management and the Audit Committee are reviewing the SEC’s clarification of the accounting for tenant improvements and other lease accounting pronouncements.  The Company does not currently believe that the adjustments, if any, will result in any significant changes to the Company’s previously reported financial condition or results of operations.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of December 31, 2004, the end of IHOP’s fourth quarter, there were 1,186 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of

Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.